UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2015
MASSIVE INTERACTIVE, INC.
(Exact Name of Registrant as Specified in Charter)
Nevada	000-53892	20-8295316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
56th Floor, 10 Lower Thames Street London EC3R 6AF, United Kingdom
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2015, Massive Interactive, Inc. (the “Company”) closed on private offerings of secured convertible promissory notes (each a “Note” and collectively, the “Notes”) in the aggregate amount of $636,310 to multiple investors including the Company’s Chairman of the Board of Directors and Chief Executive Officer (Ron Downey) and Chief Creative officer (Derek Ellis). The offerings, made pursuant to note subscription agreements, represent initial closings in the Company’s private placement of up to $2,000,000 (the “Private Placement”). The note subscription agreements contain certain customary representations and warranties.

The Notes are secured by a first priority lien on all the Company’s assets pursuant to a security agreement among the Company and the Note holders. The Notes bear interest at an annual rate of 12% and mature on the first to occur of (i) December 31, 2015, (ii) certain change in control transactions (each a “Deemed Liquidation Event”), or (iii) the closing of the next issuance and sale of capital stock of the Company resulting in gross proceeds to the Company of at least $2,000,000 (a “Qualified Financing”).

In the event of a Deemed Liquidation Event, the Company will pay each Note holder an additional purchase premium equal to 100% of the principal amount of such holder’s Note.  In the event any of the Notes remain outstanding and unpaid after December 31, 2015, the Company will pay the Note holder monthly liquidated damages payments equal to 1% of the original principal amount of the Note for each month that such Note remains unsatisfied, up to a cap of 12%.  Upon the closing of a Qualified Financing, each Note holder will have the option to convert the principal and accrued but unpaid interest on their Note into shares of the securities sold in the Qualified Financing at a 20% discount to the lowest price paid by any investor in the Qualified Financing.

The outstanding principal and accrued but unpaid interest on all Notes may be prepaid by the Company without penalty with the prior written consent of the holders of a majority in interest of the then outstanding principal amounts of the Notes.  The Notes will fall into default in certain customary events and, in addition, if Mr. Downey ceases to be the sole member of the Company's Board of Directors and Chief Executive Officer of the Company.  Upon certain events of default, all then outstanding principal and accrued interest on the Notes automatically will become immediately due and payable.

The Notes provide for piggyback registration rights whereby the Company must notify all holders of capital stock issued upon the conversion of the Notes (the “Registrable Securities”) in writing at least 15 days prior to the filing of any registration statement on Form S-1 (not including the next public offering of securities of the Company) and will afford each holder of Registrable Securities an opportunity to include in such registration statement all or part of such holder’s Registrable Securities.

The Notes were offered and sold in the Private Placement without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption provided by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder.

 The foregoing description of the Notes, note subscription agreements and security agreement is qualified in its entirety by reference to the form of such agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

The information contained in this Current Report on Form 8-K is provided pursuant to Rule 135C of the Securities Act and does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above and Item 5.02(e) below are incorporated by reference into this Item 3.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 19, 2015, the Company issued an aggregate of 17,613,630 unregistered shares of its common stock as retention bonuses to several members of management including, but not limited to, the Chairman of the Company’s Board of Directors and Chief Executive Officer, Mr. Downey (2,963,769 shares), the Company’s Chief Financial Officer, Antaine Furlong (1,570,800 shares), and additional named executive officers of the Company for the year ended December 31, 2013, Derek Ellis and Max Ramsay (1,529,308 shares and 1,437,338 shares, respectively).

The above issuances, which were made pursuant to restricted stock issuance agreements and under Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder, provide that 25% of the shares subject to each person’s agreement will vest yearly beginning on March 19, 2016, subject to his continued service with the Company or a related entity.  Pursuant to the restricted stock issuance agreements, the Company can also repurchase shares issued pursuant to the agreements in certain circumstances, including termination of the person’s employment with the Company or a related entity.

The foregoing description of the restricted stock issuance agreements is qualified in its entirety by reference to such agreements, a form of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MASSIVE INTERACTIVE, INC.

Date: March 25, 2015	By:	/s/ Ron Downey
Name: Ron Downey
Title: Chairman of the Board of Directors and Chief Executive Officer